Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
to Prospectus dated January 22, 2010	File No. 333-162712

HEALTH BENEFITS DIRECT CORPORATION

This document supplements the prospectus, dated January 22, 2010, relating to offers and resales of up to 40,689,913 shares of our common stock, including 11,000,000 shares issuable upon the exercise of warrants, 1,250,000 shares of our preferred stock and warrants to purchase 25,000,000 shares of our common stock.  This prospectus supplement is incorporated by reference into the prospectus.  The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-162712).  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Extension of Rights Offering

On March 12, 2010, we issued a press release announcing that we have extended the expiration of our rights offering to 5:00 p.m., New York City time, on March 26, 2010, unless further extended by us. The rights offering was previously scheduled to expire on March 12, 2010.  A copy of the press release has been filed as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on March 15, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 15, 2010